Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
The Board of Directors
NYMAGIC, INC.:
We consent to the use of our reports dated March 14, 2008, with respect to the consolidated balance sheets of NYMAGIC, INC. and subsidiaries as of December 31, 2007 and 2006, and the related consolidated statements of income, shareholders’ equity, and cash flows, for each of the years in the three-year period ended December 31, 2007 and all related financial statement schedules, and the effectiveness of internal control over financial reporting as of December 31, 2007, which reports appear in the December 31, 2007 annual report on Form 10-K/A of NYMAGIC, INC. and subsidiaries, incorporated herein by reference.

/s/ KPMG LLP

New York, New York
September 3, 2008